Exhibit 10.01

WARRANT EXERCISE AGREEMENT

DATED AS OF FEBRUARY 9, 2014

BY AND AMONG

DIAMOND FOODS, INC.

AND

THE PURCHASERS NAMED HEREIN

i

5.	Covenants		11

	5.1	Further Assurances	11
	5.2	Board Designee	11
	5.3	Standstill	13
	5.4	Use of Proceeds	14
	5.5	Regulatory Matters	14
	5.6	Company Rights Plan	14
	5.7	Section 16 Matters	14
	5.8	Transfer Taxes	15
	5.9	Shares Issuable Upon Exercise	15

6.	Conditions Precedent		15

	6.1	Conditions to the Obligation of the Purchasers to Consummate the Closing	15
	6.2	Conditions to the Obligation of the Company to Consummate the Closing	16

7.	Transfer of the Warrant Shares		16

	7.1	Transfer Restrictions	16
	7.2	Legends	17

8.	Termination		18

	8.1	Conditions of Termination	18
	8.2	Effect of Termination	18

9.	Miscellaneous Provisions		18

	9.1	Public Statements or Releases	18
	9.2	Interpretation	18
	9.3	Notices	19
	9.4	Severability	19
	9.5	Governing Law	20
	9.6	Waiver	20
	9.7	Expenses	21
	9.8	Assignment	21
	9.9	Confidential Information	21
	9.10	Third Parties	22
	9.11	Counterparts	22
	9.12	Entire Agreement; Amendments	22
	9.13	Indemnification	22
	9.14	Survival	23

ii

Exhibits

Exhibit A	Purchasers

iii

WARRANT EXERCISE AGREEMENT

This WARRANT EXERCISE AGREEMENT (this “Agreement”) is dated as of February 9, 2014, by and among Diamond Foods, Inc., a Delaware corporation (the “Company”), and the purchasers named in Exhibit A attached hereto (each, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Company and the Purchasers previously entered into that certain Securities Purchase Agreement dated as of May 22, 2012 (as amended) (the “Securities Purchase Agreement”) pursuant to which the Company issued and sold to the Purchasers $150.0 million aggregate principal amount of its 12.0% Senior Notes due 2020 (the “Senior Notes”) and $75.0 million aggregate principal amount of its 12.0% Redeemable Senior Notes due 2020 (the “Redeemable Notes”, and with the Senior Notes, the “Notes”) and warrants (the “Warrants”) to purchase up to 4,420,859 shares of Common Stock (the “Warrant Shares”);

WHEREAS, in connection with the refinancing of the Notes and the Credit Agreement, the Company desires (i) to repay the Notes in full and (ii) that the Purchasers exercise each of the Warrants in full;

WHEREAS, as a material inducement to the willingness of the Purchasers to exercise the Warrants and consent to repayment of the Notes in full, the Company shall pay to the Purchasers the sum of $15,000,000 (the “Transaction Fee”);

WHEREAS, the Company and the Purchasers desire that, upon the closing of the Transactions (as defined herein) contemplated hereby, this Agreement supersede and replace the Securities Purchase Agreement in all respects and that the provisions of the Securities Purchase Agreement shall be terminated and be of no further force and effect;

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under direct or indirect common control with such Person.

“Agreement” has the meaning set forth in the recitals hereof.

“Beneficially Own”, “Beneficially Owned” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this Agreement the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a Person shall be deemed to be the beneficial owner of a security if that Person has the right to acquire beneficial ownership of such security at any time.

“Benefit Plan” or “Benefit Plans” shall mean employee benefit plans as defined in Section 3(3) of ERISA and all other employee benefit practices or arrangements, including, without limitation, any such practices or arrangements providing severance pay, sick leave, vacation pay, disability benefits, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options or other stock-based compensation, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, in any case, sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute for the benefit of their respective employees or former employees (or the spouses and/or beneficiaries thereof).

“Board of Directors” means the Board of Directors of the Company.

“Closing” has the meaning set forth in Section 2.5 hereof.

“Closing Date” has the meaning set forth in Section 2.5 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the common stock, $0.001 par value per share, of the Company.

“Company” has the meaning set forth in the recitals hereof.

“Company Rights Plan” means that certain Rights Agreement, dated as of April 29, 2005, by and between the Corporation and Computershare Trust Company, N.A., a federally chartered trust company (f/k/a EquiServe Trust Company, N.A.), as Rights Agent, as amended.

“Confidential Information” has the meaning set forth in Section 9.9 hereof.

“Control” (including the terms “controlling”, “controlled by” and “under common control with”) with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Credit Agreement” means the Credit Agreement entered into as of February 25, 2010, among the Company, the lenders party thereto and Bank of America N.A as the administrative agent, swing line lender and L/C issuer as amended through the Third Amendment thereto, and as further amended-restated or modified from time-to-time to the extent permitted by Section 10.01 thereof.

“Designee Termination Date” has the meaning set forth in Section 5.2(c) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the National Association of Insurance Commissioners and any supranational bodies such as the European Union or the European Central Bank).

“HSR Act” has the meaning set forth in Section 3.3 hereof.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Litigation Shares” means the shares of Common Stock to be issued pursuant to that certain Stipulation of Settlement, filed on August 21, 2013, with respect to the private securities class action under the caption In re Diamond Foods, Inc. Securities Litigation, Master File No. 11-cv-05386-WHA.

“Majority of the Shares” shall mean holders of Warrant Shares that Beneficially Own more than 50% of the Warrant Shares.

“Material Adverse Effect” means such facts, circumstances, events or changes that are, individually or in the aggregate, materially adverse to (a) the business, condition (financial or otherwise), assets or continuing operations of the Company and its Subsidiaries taken as a whole or (b) the Company’s ability to perform its obligations under this Agreement, but shall not include facts, circumstances, events or changes consisting of, or resulting from, the matters disclosed to the Purchasers prior to the date hereof.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $5,000,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“New Debt Agreements” means the credit agreements or indentures entered into by the Company upon closing of the Transactions.

“Notes” has the meaning set forth in the recitals hereof.

“Permitted Transfer” has the meaning set forth in Section 7.1(a) hereof.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity or organization.

“Purchaser” and “Purchasers” have the meanings set forth in the recitals hereof.

“Purchaser Adverse Effect” has the meaning set forth in Section 4.3 hereof.

“Purchasers with Board Rights” shall mean the Purchasers so long as the Purchasers and their Affiliates, collectively, hold a quantity of Common Stock equal to at least 10% of the Company’s outstanding Common Stock.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of May 29, 2012, by and between the Company and the Purchasers.

“Repayment Amount” shall mean amount in U.S. dollars equal to the sum of (i) 112% of the full outstanding aggregate principal amount of the Notes plus (ii) any accrued interest.

“Representatives” has the meaning set forth in Section 9.9 hereof.

“Rights” shall have the meaning given thereto in the Company Rights Plan (or the comparable right under any successor or substitute shareholder rights plan).

“SEC” shall mean the Securities and Exchange Commission.

“SEC Reports” means the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2013, as amended, the Company’s Proxy Statement on Schedule 14A, filed on November 27, 2013, for its 2014 Annual Meeting of Stockholders, and any Current Reports on Form 8-K filed by the Company on or after July 31, 2013, together in each case with any documents incorporated by reference therein or exhibits thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Standstill Termination Date” means the later of (a) twelve months after the Designee Termination Date and (b) twelve months after the date on which no Person that was initially nominated to the Company’s Board of Directors pursuant to Section

5.2 (or Section 6.3 of the Securities Purchase Agreement) shall remain a member of the Company’s Board of Directors.

“Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Taxes” shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on the Company, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

Transactions” has the meaning set forth in Section 3.3 hereof.

“Transaction Fee” has the meaning set forth in the recitals hereof.

“Transfer” has the meaning set forth in Section 7.1(a) hereof.

“Voting Stock” means securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of the Company or any successor thereto.

“Warrant Shares” has the meaning set forth in the recitals hereof.

2. Authorization and Issuance of Warrant Shares, Warrant Exercise, Payment of Transaction Fee, Repayment of the Notes.

2.1 Authorization, Issuance of Warrant Shares. The Company has authorized the sale and issuance to the Purchasers of the Warrant Shares.

2.2 Warrant Exercise. The Company and the Purchasers agree that the aggregate exercise price of the Warrants is equal to $44,208,590 (the “Aggregate Exercise Price”). At the Closing, each Purchaser shall exercise its Warrants by delivering to the Company a Notice of Exercise (as such term is defined in the Warrants) and pay to the Company its respective share of the Aggregate Exercise Price (the “Warrant Exercise”). In consideration thereof, the Company shall deliver to each Purchaser the number of Warrant Shares set forth opposite such Purchaser’s name on Exhibit A hereto.

2.3 Transaction Fee. At the Closing, and in consideration for the transactions contemplated by this Agreement, the Company shall pay to each Purchaser such Purchaser’s share of the Transaction Fee set forth opposite such Purchaser’s name on Exhibit A hereto.

2.4 Repayment of Notes. At the Closing, the Company shall pay to each Purchaser such Purchaser’s respective share of the Repayment Amount, as set forth opposite such Purchaser’s name on Exhibit A hereto, in full satisfaction of the Company’s obligations under the Notes.

2.5 Closing, Method of Payment. Subject to the satisfaction or waiver of the conditions set forth in Section 6 of this Agreement, the closing of the repayment of the Notes, the Warrant Exercise and the payment of the Transaction Fee (the “Closing”) shall take place at the offices of Fenwick & West LLP, 555 California Street, 12th Floor, San Francisco, California concurrently with the repayment of the Notes (the date of such Closing, the “Closing Date”). At the Closing, the Company shall deliver to each Purchaser (i) by wire transfer of immediately available funds to an account designated by such Purchaser at least one business day prior to the Closing, an amount equal to such Purchaser’s share of the Repayment Amount as set forth opposite such Purchaser’s name on Exhibit A, minus such Purchaser’s share of the Aggregate Exercise Price as set forth opposite such Purchaser’s name on Exhibit A, plus such Purchaser’s share of the Transaction Fee as set forth opposite such Purchaser’s name on Exhibit A; and (ii) such Purchaser’s share of the Warrant Shares as set forth opposite such Purchaser’s name on Exhibit A, in each case against delivery of the Notice of Exercise and the Notes by the Purchasers to the Company. The Company hereby acknowledges and agrees that the payment of the Aggregate Exercise Price in the manner contemplated by this Section 2.5 shall be deemed to be in compliance with Section 2.1(b)(i) of the Warrant.

2.6 Termination of Securities Purchase Agreement. At the Closing and upon the consummation of the Transactions contemplated hereby, the Securities Purchase Agreement shall terminate and the provisions thereof shall be of no further force and effect.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to each of the Purchasers as follows:

3.1 Existence, Qualification and Power. The Company and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under this Agreement and (c) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

3.2 Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of the Company’s certificate of incorporation or bylaws or the organizational documents of any of the Company’s Subsidiaries; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) the Credit Agreement, as amended on the Closing Date, (ii) any Material Contracts to which the Company or any of its Subsidiaries is a party or affecting the Company or any Subsidiary or the property of the Company or any Subsidiary or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (c) violate any law.

3.3 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or for the consummation of the transactions contemplated hereby (the “Transactions”), other than the expiration or termination of any applicable waiting periods under the HSR Act or any applicable requirements under foreign law in connection with the issuance of the Warrant Shares.

3.4 Binding Effect. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.5 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or any of its properties or revenues that purport to affect or pertain to this Agreement, or the consummation of the Transactions.

3.6 Disclosure. No report (including the SEC Reports), financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Company or its Subsidiaries to the Purchasers in connection with the Transactions and the negotiation of this Agreement or delivered hereunder (in each case, as modified or supplemented by other information so furnished prior to the date hereof) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.7 Solvency. The Company is, and after giving effect to the Transactions will be, solvent.

3.8 Brokers. Neither the Company nor any of its Subsidiaries has retained, utilized or been represented by, and no fee is payable to, any broker or finder in connection with the Transactions.

3.9 Shares Not Registered. The Company understands that the Warrant Shares have not been registered under the Securities Act, by reason of their issuance by the Company in transactions exempt from the registration requirements of the Securities Act, and that the Warrant Shares must continue to be held by the Purchasers unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. The Company understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

3.10 Capitalization.

(a) As of February 3, 2014, the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share. No shares of preferred stock are issued and outstanding. As of the close of business on February 3, 2014 (the “Capitalization Date”), (i) 22,496,794 shares of Common Stock were issued and outstanding, (ii) there were 1,812,858 shares of Common Stock reserved for issuance upon exercise of outstanding options and awards to acquire shares of Common Stock, (iii) 1,520,464 additional shares of Common Stock were reserved for issuance for future grants pursuant to the Company’s Benefit Plans and (iv) the Company had reserved for issuance 4,450,000 Litigation Shares. All shares of Common Stock outstanding as of the date of this Agreement, and all shares of Common Stock reserved for issuance set forth in clauses (ii), (iii) and (iv) of the foregoing sentence, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive or similar rights. Since the Capitalization Date through the date hereof, the Company has only issued options or other rights to acquire Common Stock in the normal course of business consistent with past practice, and the Company has not issued any shares of capital stock except pursuant to the exercise of options or the vesting of awards granted prior to the Capitalization Date in the normal course of business. No Subsidiary of the Company owns any Common Stock.

(b) Except as set forth in the Registration Rights Agreement, the Company has not granted to any Person the right to require the Company to register Common Stock on or after the date of this Agreement.

3.11 Valid Issuance. The Warrant Shares have been duly authorized, and when issued will be validly issued, fully paid and non-assessable, will be free of restrictions on transfer other than restrictions under this Agreement, the Registration Rights Agreement and under applicable state and federal securities laws and will be free of pre-emptive or similar rights. Assuming the accuracy of the Purchasers’ representations contained herein, the Warrant Shares will be issued in compliance with all applicable state and federal securities laws.

3.12 Common Stock. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the Nasdaq Global Select Market. There is no action pending to terminate the registration of the Common Stock under the Exchange Act or delist the Common Stock from the Nasdaq Global Select Market, nor has the Company received any written notification that the SEC or the Nasdaq Global Select Market is currently contemplating terminating such registration or listing.

3.13 General Solicitation; No Integration. Neither the Company nor any other Person authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Warrant Shares. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Warrant Shares to be issued pursuant to this Agreement.

3.14 Takeover Protections. The Company and the Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under the Company Rights Plan or any other rights agreement) or other similar anti-takeover provision under the certificate of incorporation or bylaws of the Company or the laws of the State of Delaware, including Section 203 of the Delaware General Corporation Law, that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their respective obligations or exercising their respective rights under this Agreement, including as a result of the issuance or ownership of Warrant Shares contemplated by this Agreement.

4. Representations and Warranties of Each Purchaser. Each Purchaser, severally for itself and not jointly with the other Purchasers, represents and warrants to the Company as follows:

4.1 Organization. Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

4.2 Authorization. Such Purchaser has all requisite corporate or similar power to enter into this Agreement and to carry out and perform its obligations hereunder. All corporate, member or partnership action on the part of such Purchaser or its stockholders, members or partners necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the Transactions has been taken. Assuming this Agreement constitutes the legal and binding agreement of the Company, this Agreement constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 No Conflict. The execution, delivery and performance of this Agreement by such Purchaser and the consummation of the Transactions will not conflict with or result in any violation of or default by such Purchaser (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or to a loss of a material benefit under (i) any provision of the organizational documents of such Purchaser or (ii) any agreement or instrument, credit facility, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to such Purchaser or its respective properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to materially delay or hinder the ability of such Purchaser to perform its obligations under this Agreement (a “Purchaser Adverse Effect”).

4.4 Consents. All consents, approvals, orders and authorizations required on the part of such Purchaser in connection with the execution, delivery or performance of this Agreement and the consummation of the Transactions have been obtained or made, other than (i) the expiration or termination of any applicable waiting periods under the HSR Act or any applicable requirements under foreign law in connection with the issuance of Warrant Shares and (ii) such consents, approvals, orders and authorizations the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Purchaser Adverse Effect.

4.5 Absence of Litigation. There is no action, suit, proceeding, arbitration, claim, investigation or inquiry pending or, to such Purchaser’s knowledge, threatened by or before any governmental body against such Purchaser which, individually or in the aggregate, would reasonably be expected to have a Purchaser Adverse Effect, nor are there any orders, writs, injunctions, judgments or decrees outstanding of any court or government agency or instrumentality and binding upon such Purchaser that would reasonably be expected to have a Purchaser Adverse Effect.

4.6 Brokers. Such Purchaser has not retained, utilized or been represented by any broker or finder in connection with the Transactions whose fees the Company would be required to pay (other than pursuant to the reimbursement of expenses provisions of Section 9.7 hereof).

4.7 Purchase Entirely for Own Account. Such Purchaser is acquiring the Warrant Shares for its own account and not with a view to, or for sale in connection with, any distribution of the Warrant Shares in violation of the Securities Act.

4.8 Investor Status. Such Purchaser certifies and represents to the Company that such Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Such Purchaser’s financial condition is such that it is able to bear the risk of holding the Warrant Shares for an indefinite period of time and the risk of loss of its entire investment. Such Purchaser has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment and has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company.

4.9 Warrant Shares Not Registered. Such Purchaser understands that the Warrant Shares have not been registered under the Securities Act, by reason of their issuance by the Company in transactions exempt from the registration requirements of the Securities Act, and that the Warrant Shares must continue to be held by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Such Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

5. Covenants.

5.1 Further Assurances. Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement, subject to the terms and conditions hereof and thereof and compliance with applicable law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof.

5.2 Board Designee.

(a) The Purchasers with Board Rights shall have the right, subject to the conditions of this Section 5.2, to nominate one nominee to the Company’s Board of Directors (the “Board Designee”) for so long as such Purchasers and/or their Affiliates hold at least 10% of the Company’s outstanding Common Stock; provided, however, that no such appointment shall be required unless such nominee shall (i) be qualified and suitable to serve as a member of the Board of Directors under all applicable corporate governance policies or guidelines of the Company and the Board of Directors, each as interpreted and applied in good faith, and applicable legal, regulatory and stock market requirements, (ii) meet the independence requirements of Section 5605 of the Marketplace Rules of the NASDAQ Stock Market or any successor thereto with respect to the Company; provided, that the board seats, covenants and agreements contemplated by this Agreement (and payments made pursuant hereto) and ownership of any of the Shares by the Purchasers or any Affiliates of the Purchasers shall not be considered for the purpose of the application of such independence requirements, and (iii) for a Board Designee that is not a full-time advisor, consultant, general partner, managing director, principal or employee of any Purchaser or an Affiliate of any Purchaser, or Chief Executive Officer or director of any portfolio company of any Purchaser or an Affiliate of any Purchaser, be acceptable to the Board of Directors (including the Nominating and Governance Committee of the Board of Directors) in its good faith discretion. The Purchasers with Board Rights will take all necessary action to cause any nominee for Board Designee to make himself or herself reasonably available for interviews, to consent to such reference and background checks or other investigations and to provide such information (including information necessary to determine the nominee’s independence status under various requirements and institutional investor guidelines as well as information necessary to determine any disclosure obligations of the Company) as the Board of Directors or its Nominating and Governance Committee may reasonably request. As of the date hereof, the Purchasers with Board Rights have designated and the Company has duly appointed Matthew Wilson as a member of the Board of Directors and the parties hereto agree that such individual meets the requirements set forth in the proviso to the first sentence of this Section 5.2(a). On the Closing Date, Matthew Wilson shall continue to serve as a duly appointed member of the Board of Directors. Provided that the Board Designee then meets the requirements set forth in the first sentence of this Section 5.2(a) and the Purchasers and/or their

Affiliates continue to hold at least 10% of the Company’s outstanding Common Stock , the Company shall nominate the Board Designee for re-election as a director at the end of each term of such Board Designee as part of the slate proposed by the Company that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of the Board of Directors. In the event that the Board Designee ceases to be a member of the Board of Directors, the Purchasers with Board Rights may select another person as a nominee for Board Designee to fill the vacancy created thereby and, if the Board of Directors determines that such nominee meets the criteria set forth in the first sentence of this Section 5.2(a), such nominee shall become a Board Designee and shall be appointed to fill such vacancy.

(b) The Board Designee shall be subject to the policies and requirements of the Company and its Board of Directors, including the Company’s Code of Conduct and Ethics for Employees, Officers and Directors, in a manner consistent with the application of such policies and requirements to other members of the Board of Directors. The Company shall indemnify the Board Designee and provide the Board Designee with director and officer insurance to the same extent it indemnifies and provides insurance for the members of the Board of Directors pursuant to its organizational documents, applicable law or otherwise. The Board Designee shall be compensated for service and reimbursed for expenses related to such service consistent with the Company’s policies for director compensation and reimbursement; provided, that a Board Designee that is a full-time employee of the Purchasers or an Affiliate of the Purchasers (other than a portfolio company) is not entitled to such compensation but is entitled to such expense reimbursement.

(c) All obligations of the Company pursuant to this Section 5.2 shall terminate upon the first to occur of: (i) such time as the Purchasers or their Affiliates, collectively, do not own at least 10% of the Company’s outstanding Common Stock, (ii) the Company sells all or substantially all of its assets, (iii) the Company participates in any merger, consolidation or similar transaction following the consummation of which, the stockholders of the Company immediately prior to the consummation of such transaction hold less than 50% of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction or (iv) the Purchasers with Board Rights irrevocably waive and terminate all of their rights under this Section 5.2 in their sole discretion. The date of termination pursuant to this clause (c) of the obligations of the Company pursuant to this Section 5.2 is sometimes referred to herein as the “Designee Termination Date”.

(d) The Board Designee shall, at all times during which such Person serves as a director, not be a director or executive officer of a direct competitor of the Company as determined in good faith by the Board of Directors; provided that in no event shall a Purchaser or its Affiliates (other than an Affiliate that is an operating company in which a Purchaser or an Affiliate has invested, or which a Purchaser or an Affiliate has acquired) be deemed to be a competitor.

(e) Notwithstanding anything else contained in this Agreement to the contrary, if at any time prior to the Designee Termination Date, the Board Designee is not a member of the Board of Directors for any reason, the Board Designee shall instead be an observer at meetings of the Company’s Board of Directors (“Board Observer”). The Board

Observer shall be provided reasonable prior written notice of, and entitled to attend, all meetings of the Board of Directors and shall be furnished with all the information that members of the Board of Directors are furnished with respect to each meeting of the Board of Directors, and Section 5.2(b) shall apply to the Board Observer as if he or she were a Board Designee.

5.3 Standstill.

(a) Each Purchaser who Beneficially Owns any of the Warrant Shares (each an “Equity Holder”), agrees that, until the Standstill Termination Date, without the prior consent of the Board of Directors (excluding the Board Designee), such Equity Holder shall not and such Equity Holder shall cause each of its Affiliates not to, directly or indirectly:

(i) acquire or Beneficially Own Voting Stock or authorize or make any offer to acquire Voting Stock, if the effect of such acquisition or offer (if consummated) would be to increase the percentage of the Voting Stock represented by all shares of Voting Stock Beneficially Owned by Purchaser and its Affiliates to more than 30% of the sum (without duplication) of (a) the Voting Stock outstanding (including the Warrant Shares), plus (b) the Litigation Shares;

(ii) authorize, commence, encourage, support or endorse any tender offer or exchange offer for shares of Voting Stock;

(iii) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any Person with respect to the voting of any Voting Stock;

(iv) publicly announce or submit to the Company a proposal or offer concerning (with or without conditions) any extraordinary transaction involving the Company or any successor thereto, any Subsidiary or division thereof, or any of their securities or assets;

(v) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act, for the purpose of acquiring, holding, voting or disposing of any securities of the Company;

(vi) take any action that could reasonably be expected to require the Company or any successor thereto to make a public announcement regarding the possibility of any of the events described in clauses (i) through (iii) above;

(vii) enter into any arrangements with any third party concerning any of the foregoing; or

(viii) request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 5.3.

The foregoing limitations do not apply to transactions or agreements solely among an Equity Holder and its Affiliates.

(b) Nothing in clause (ii) or (v) of Section 5.3(a) shall be construed to (a) prohibit any Equity Holder or Affiliate of such Equity Holder from confidentially, and in good faith, proposing any transaction to the Board of Directors or officers of the Company or discussing or suggesting such proposal or (b) prohibit the Board Designee from confidentially, in good faith and in the performance of his or her duties as a member of the Board of Directors, discussing a proposal made by the Company or a third party concerning any extraordinary transaction involving the Company or any successor thereto, any Subsidiary or division thereof, or any of their securities or assets, with the Board of Directors and representatives of the Company and its advisors who are involved in the evaluation or execution of any such proposal on behalf of the Company.

(c) Each Equity Holder agrees that, until the Standstill Termination Date, it shall promptly notify the Company of any new acquisition or disposition, or entry into any agreement or arrangement which could reasonably result in any new acquisition or disposition, of Beneficial Ownership of Voting Stock or any other securities of the Company by such Purchaser or any of its Affiliates, including the material details thereof.

(d) If any Transfer pursuant to Section 7.1(a) would result in a transferee and such transferee’s Affiliates and any “group” (as defined in Section 13(d)(3) of the Exchange Act) in which such transferee or Affiliate of such transferee is a member (collectively, the “Transferee Group”) holding Voting Stock represented by all shares of Voting Stock Beneficially Owned by the Transferee Group being more than 20% of the Voting Stock outstanding plus that number of Warrant Shares, then, as a condition to such Transfer, such transferee shall deliver a written instrument to the Company in form and substance reasonably satisfactory to the Company confirming that the transferee is subject to the obligations of this Agreement (including the obligations contained in this Section 5.3 and Section 7).

5.4 Use of Proceeds. The Company shall use the proceeds from the Warrant Exercise for the repayment of the Notes and other indebtedness of the Company, including all indebtedness outstanding under the Credit Agreement.

5.5 Regulatory Matters. The Company and the Purchasers have each made a filing under the HSR Act in connection with the issuance of the Warrant Shares. Company and the Purchasers each agree to furnish the other with such necessary information and reasonable assistance as the other may reasonably request, in connection with such Party’s preparation of any necessary filings or submissions to the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice.

5.6 Company Rights Plan. The Company shall ensure that the consummation of the Transactions will not trigger Rights under the Company Rights Plan.

5.7 Section 16 Matters. Prior to the Closing Date, the Company and the Board of Directors shall take all such steps as may be required to cause any deemed acquisitions of Warrant Shares by any member of the Company’s Board of Directors who had been nominated by Purchasers pursuant to the Securities Purchase Agreement, resulting from the exercise of the Warrants by each Purchaser, to be exempt under Rule 16b-3 promulgated under the Exchange Act, and to cause the acquisition of the Warrant Shares by the Purchasers to be exempt under Rule 16b-3 to the extent such rule is applicable to the Purchasers.

5.8 Transfer Taxes. The Company shall pay any transfer, documentary and stamp Taxes due as a result of the Transactions.

5.9 Shares Issuable Upon Exercise. To the extent not already listed, the Company will use reasonable commercial efforts to cause the Warrant Shares to be listed on the Nasdaq Global Select Market or with the stock exchange or quotation system on which the Common Stock may then be listed by the Company.

6. Conditions Precedent.

6.1 Conditions to the Obligation of the Purchasers to Consummate the Closing. The several obligations of each Purchaser to consummate the transactions to be consummated at the Closing, and to purchase and pay for the Warrant Shares, are subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties of the Company contained herein shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by each Purchaser that for purposes of this Section 6.1(a), in the case of any representation and warranty of the Company contained herein which is made as of a specific date, such representation and warranty need be true and correct only as of such specific date).

(b) The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Company on or prior to the Closing Date.

(c) The purchase of and payment for the Warrant Shares by each Purchaser and the issuance of the Warrant Shares by the Company shall not be prohibited or enjoined by any law or governmental or court order or regulation.

(d) The Company shall have paid to the Purchaser’s the Transaction Fee and the Repayment Amount and delivered to the Purchasers certificates representing the Warrant Shares.

(e) After giving effect to the Closing and entry into the New Debt Agreements, no Default or Event of Default (as such terms are defined in the New Debt Agreements) shall have occurred and be continuing.

(f) The applicable waiting period under the HSR Act shall have expired or terminated.

(g) The Company shall have incurred and outstanding no more than $650 million of debt under the New Debt Agreements, with a no-call period not longer than two years and shall have used the proceeds thereof (together with the Aggregate Exercise

Price) to repay the obligations under its existing Credit Agreement, and to make full concurrent payment of the Repayment Amount.

6.2 Conditions to the Obligation of the Company to Consummate the Closing. The obligation of the Company to consummate the transactions to be consummated at the Closing, and to issue and sell to each Purchaser the Warrant Shares, is subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties contained herein of each Purchaser shall be true and correct on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date.

(b) Each Purchaser shall have performed in all material respects all obligations and conditions herein required to be performed or observed by such Purchaser on or prior to the Closing Date.

(c) The purchase of and payment for the Warrant Shares by each Purchaser and the issuance of the Warrant Shares by the Company shall not be prohibited or enjoined by any law or governmental or court order or regulation.

(d) The Warrants shall have been duly exercised in full, the Company shall have received the Aggregate Exercise Price as provided in Section 2.5, and each Purchaser shall have executed and delivered to the Company a Notice of Exercise.

(e) The applicable waiting period under the HSR Act shall have expired or terminated.

(f) The Company shall have incurred debt under the New Debt Agreements.

7. Transfer of the Warrant Shares.

7.1 Transfer Restrictions.

(a) No Purchaser may sell, assign, pledge, loan, hedge, transfer or otherwise dispose or encumber (collectively, “Transfer”) any of the Warrant Shares except (1) pursuant to and in compliance with a Holder Supported Distribution (as defined in the Registration Rights Agreement), and (2) pursuant to (i) a Transfer to the Company, (ii) a Transfer to an Affiliated Entity that delivers a written instrument to the Company in form and substance reasonably satisfactory to the Company confirming that the transferee is subject to the obligations of this Agreement (including the obligations contained in this Section 7) and is a Purchaser hereunder (it being acknowledged and understood that no such Transfer by a Purchaser shall relieve such Purchaser from its obligations or liabilities pursuant to this Agreement) (a “Permitted Transfer”) (iii) a Transfer to a transferee that is not an Affiliate of such Purchaser, pursuant to an effective registration statement under the Securities Act or (iv) a Transfer to a transferee that is not an Affiliate of such Purchaser pursuant to Rule 144, Rule 144A, Regulation S or another exception under the Securities Act and (in the case of (iv) only), if requested by the Company, upon delivery by such Purchaser of an opinion of counsel reasonably satisfactory to the

Company to the effect that the proposed transfer is exempt from registration under the Securities Act and applicable state securities laws. The Company shall not register any Transfer of the Warrant Shares in violation of this Section 7.1. The Company may, and may instruct any transfer agent for the Company to, place such stop transfer orders as may be required on the transfer books of the Company in order to ensure compliance with the provisions of this Section 7.1.

(b) Each Purchaser agrees that, until the Designee Termination Date and except as otherwise permitted pursuant to a Holder Supported Distribution (as defined in the Registration Rights Agreement) pursuant to the Registration Rights Agreement, each Purchaser and any Affiliate of such Purchaser will be subject to all trading and hedging restrictions to which any Board Designee is or would be subject, including the requirements of Section 16(c) of the Exchange Act and the Company’s insider trading policy; provided that the Purchasers and their Affiliates shall not be required to comply with any restriction on trading of securities of the Company that is added to any policy of the Company by amendment or adoption after the date hereof which would in its practical application discriminatorily affect only the Purchaser and its Affiliates and which is not reasonably supported by a rational legal or business purpose unrelated to the Purchasers’ investment in the Warrant Shares (except as may be required by legal or regulatory requirements) other than discriminatory treatment of the Purchasers and their Affiliates. Each Purchaser shall cause each of its Affiliates to comply with the restrictions set forth in this Section 7.1(b) and shall be responsible for any action or inaction by any of its Affiliates that is contrary to the terms of this Section 7.1(c). Each Purchaser agrees that it and its Affiliates shall obtain pre-approval of Transfers to the extent required under such policies. The Company will use commercially reasonable efforts to respond as promptly as reasonably practicable to any request for pre-approval of Transfers by Purchasers and their Affiliates.

(c) Each of the Purchasers agrees that it will provide the Company with all information known to it concerning Beneficial Ownership in Warrant Shares of such Purchaser for its account as the Company may reasonably request and will provide the Company with all material information known to it concerning any Transfers thereof promptly following the occurrence of any such Transfer.

(d) The Company agrees to cooperate with any Transfer in compliance with this Section 7.1.

7.2 Legends. Each certificate representing any of the Warrant Shares shall be endorsed with the legend set forth below, and each Purchaser covenants that, except to the extent such restrictions are waived by the Company, it shall not transfer the Warrant Shares represented by any such certificate without complying with the restrictions on transfer described in this Agreement and the legends endorsed on such certificate:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE

SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS. THIS SECURITY IS ALSO SUBJECT TO THE TRANSFER RESTRICTIONS CONTAINED IN THE WARRANT EXERCISE AGREEMENT, DATED AS OF FEBRUARY 9, 2014, AMONG THE COMPANY AND THE PURCHASERS NAMED THEREIN.”

8. Termination.

8.1 Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing (a) by mutual consent of the Company and the Purchasers, or (b) by either party hereto if the Closing shall not have occurred on or prior to the close of business, California time, on or prior to March 31, 2014.

8.2 Effect of Termination. In the event of any termination pursuant to Section 8.1 hereof, this Agreement shall become null and void and have no effect, with no liability on the part of the Company or the Purchasers, or their directors, officers, agents or stockholders, with respect to this Agreement, except as otherwise provided herein and except for liability for any breach of this Agreement.

9. Miscellaneous Provisions.

9.1 Public Statements or Releases. Neither the Company nor any Purchaser shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other parties, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Section 9.1 shall prevent any party from making any public announcement it considers necessary in order to satisfy its obligations under the law or under the rules of any national securities exchange.

9.2 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party hereto must be agreed to in writing by such party unless otherwise indicated herein. References to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto).

9.3 Notices. Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, if sent by facsimile or email when verbal or email confirmation from the recipient is received, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and, if to the Company, addressed as follows:

600 Montgomery Street, 13th Floor

San Francisco, California 94111

Attention:     Chief Financial Officer, Treasurer and General Counsel

Facsimile:     (209) 933-6861

Email:           SKim@diamondfoods.com

with copies to:

Fenwick & West LLP

555 California Street, 12th Floor

San Francisco, CA 94104

Attention:     David Michaels, Esq.

Facsimile:     415-281-1350

Email:           DMichaels@Fenwick.com

if to any Purchaser, addressed as set forth in Exhibit A for such Purchaser with a copy to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA 90071

Attention:     Steven B. Stokdyk, Esq.

Facsimile:     213-891-8763

Email:           Steven.Stokdyk@lw.com

Any Person may change the address to which notices and communications to it are to be addressed by notification as provided for herein.

9.4 Severability. If any part or provision of this Agreement is held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

9.5 Governing Law.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) The Company and each of the Purchasers hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating solely to this Agreement or the transactions contemplated hereby, to the exclusive jurisdiction of the courts of the state of New York and the Federal courts of the United States of America located within the city of New York in the State of New York, and appellate courts thereof;

(ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party, as the case may be, at its address set forth in Section 9.3 or at such other address of which the other party shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in the foregoing clause (i) are not available despite the intentions of the parties hereto;

(v) agrees that final judgment in any such suit, action or proceeding brought in such a court may be enforced in the courts of any jurisdiction to which such party is subject by a suit upon such judgment, provided, that service of process is effected upon such party in the manner specified herein or as otherwise permitted by law;

(vi) agrees that to the extent that such party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement, to the extent permitted by law; and

(vii) irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement.

9.6 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

9.7 Expenses. The Company shall pay the reasonable and documented out-of-pocket fees and expenses incurred by the Purchasers in connection with the, negotiation and execution of this Agreement and the consummation of the transactions provided for herein. One business day prior to the Closing, the Purchasers shall provide a draft written notice detailing all out-of-pocket fees and expenses incurred by the Purchasers in connection such matters. This Section 9.7 shall survive Closing and any termination of this Agreement.

9.8 Assignment. Except for the assumption of obligations of a transferee pursuant to a Permitted Transfer, none of the parties may assign its rights or obligations under this Agreement or designate another person to perform all or part of its obligations under this Agreement without the prior written consent of the (x) Company and (y) Majority of the Shares. The rights of the Purchasers under Section 5.2 are personal to the Purchasers shall not be assignable under any circumstance. In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of the Agreement by executing a writing agreeing to be bound by and subject to the provisions of this Agreement and shall deliver an executed counterpart signature page to this Agreement and, notwithstanding such assumption or agreement to be bound hereby by an assignee, no such assignment shall relieve any party assigning any interest hereunder from its obligations or liability pursuant to this Agreement.

9.9 Confidential Information. The Purchasers acknowledge that from time to time, Purchasers or their directors, managing members, officers, employees, agents, legal counsel, financial advisors, accounting representatives or potential funding sources (“Representatives”) may be given access to non-public, proprietary information with respect to the Company (“Confidential Information”). For purposes hereof, for any Purchaser, Confidential Information does not include, however, (i) information which is or becomes generally available to the public in accordance with law other than as a result of a disclosure by the Purchaser or its Representatives or its Affiliates, subsidiaries or franchisees in violation of this Section 9.9 or any other confidentiality agreement to which the Company is a party or beneficiary, (ii) is, or becomes, available to the Purchasers on a non-confidential basis from a source other than the Company or any of its Affiliates or any of its Representatives; provided, that such source was not known to Purchaser (after reasonable investigation) to be bound by a confidentiality agreement with, or any other contractual, fiduciary or other legal obligation of confidentiality to, the Company or any of its subsidiaries or any of the Company’s representatives, (iii) is already in the Purchasers’ possession (other than information furnished by or on behalf of the Company or directors, officers, employees, representatives and/or agents of the Company), or (iv) is independently developed by the Purchasers without violating any of the confidentiality terms herein. Each Purchaser agrees (i) except as required by law or legal process, to keep all Confidential Information confidential and not to disclose or reveal any such Confidential Information to any person other than those of its Representatives who need to know the Confidential Information for the purpose of evaluating, monitoring or taking any other action with respect to the investment by the Purchaser in the Warrant Shares and to cause those Representatives to observe the terms of this Section 9.9 and (ii) not to use Confidential

Information for any purpose other than in connection with evaluating, monitoring or taking any other action with respect to the investment by the Purchaser in the Warrant Shares.

9.10 Third Parties. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto or a successor, assignee of transferee thereof nor create or establish any third party beneficiary hereto.

9.11 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.12 Entire Agreement; Amendments. This Agreement, the Registration Rights Agreement and the Nondisclosure Agreement dated March 20, 2012, constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and the Majority of the Shares; provided, that, notwithstanding the foregoing, this Agreement may be amended from time to time without the consent of any other party to include a transferee in a Permitted Transfer as a party and a signatory hereto pursuant to Section 7 of this Agreement.

9.13 Indemnification. The Company shall indemnify the Purchasers and their respective directors, officers and employees and agents and each Person, if any, who controls such Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act of the Purchasers (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or the Securities Purchase Agreement, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, (ii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or misconduct of such Indemnitee, (y) result from a claim brought by the Company or any of its Subsidiaries against an Indemnitee for breach of such Indemnitee’s obligations hereunder, if the Company or such

Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim related to any hedging activities with respect to, or trading in, the securities of the Company by such Indemnitee or losses on the Warrant Shares not resulting from the matters described in clauses (ii) – (iii) of this Section 9.13.

9.14 Survival. The representations and warranties, covenants, indemnities and contribution and expense reimbursement provisions and other agreements of the Company and the Purchasers set forth in this Agreement shall survive the Closing and remain operative and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

DIAMOND FOODS, INC.

By:	/s/ Brian J. Driscoll
Name:	Brian J. Driscoll
Title:	President and Chief Executive Officer

PURCHASERS:

OCM PF/FF ADAMANTINE HOLDINGS, LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Matthew Wilson
Name:	Matthew Wilson
Title:	Managing Director

By:	/s/ Zachary Serebrenik
Name:	Zachary Serebrenik
Title:	Senior Vice President

EXHIBIT A

PURCHASERS

Purchaser Name	Portion of Repayment Amount	Portion of Warrant Shares	Portion of Warrant Exercise Price	Portion of Transaction Fee
OCM PF/FF Adamantine Holdings, Ltd.	100% of the Repayment Amount	4,420,859	$44,208,590	$15,000,000
TOTAL	The Repayment Amount	4,420,859	$44,208,590	$15,000,000

The address for OCM PF/FF Adamantine Holdings, Ltd. is:

c/o Oaktree Capital Management, L.P.

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attention: Matthew Wilson

Facsimile: (213) 830-6394

E-mail: mwilson@oaktreecapital.com